Exhibit 4.1

Share Certificate

Certificate Number	Number of Shares

Gamehaus Holdings Inc.

Incorporated in the Cayman Islands under the Companies Act (as Revised)

Authorized Share Capital is US$US$100,000 divided into
i)	900,000,000 Class A Ordinary Shares of a nominal or par value of US$0.0001 each;
ii)	100,000,000 Class B Ordinary Shares of a nominal or par value of US$0.0001 each.

This certifies that [Name] of [Address] is the registered holder of [Number] [Type of Class] Ordinary Shares fully paid and non-assessable, subject to the Memorandum and Articles of Association of the Company.

[Transfer date]

Director	Director/ Secretary